UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Uroplasty, Inc.

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5420 Feltl Road
Minnetonka, Minnesota 55343

2014 ANNUAL MEETING AND PROXY STATEMENT

Dear Fellow Shareholder:

You are cordially invited to attend Uroplasty’s 2014 Annual Meeting of Shareholders. We will hold this meeting on Tuesday, August 19, 2014, at 1:30 p.m. (Central Time) at our corporate office located at 5420 Feltl Road, Minnetonka, Minnesota, 55343.

Please read the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for more details about the Annual Meeting and the matters to be acted upon at the meeting. Our Annual Report on Form 10-K for our fiscal year ended March 31, 2014 is also enclosed.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Regardless of whether you plan to attend the meeting, I encourage you to exercise your right to vote as soon as possible.

On behalf of the management and directors of Uroplasty, I want to thank you for your continued support and confidence in Uroplasty.

Sincerely,

Robert C. Kill
President, Chief Executive Officer and Chairman of the Board of Directors

Minneapolis, Minnesota
July [__], 2014

PLEASE VOTE YOUR SHARES PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION AND TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE MEETING.

UROPLASTY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held Tuesday, August 19, 2014
To Shareholders of Uroplasty, Inc.:

The Annual Meeting of Shareholders of Uroplasty, Inc. will be held on Tuesday, August 19, 2014, at 1:30 p.m. (Central Time) at Uroplasty’s corporate office located at 5420 Feltl Road, Minnetonka, Minnesota 55343 for the following purposes:

1.	to elect Robert C. Kill and Sven A. Wehrwein as Class II directors to serve a three-year term until the 2017 annual shareholders' meeting or until their respective successors are elected and qualified, and to elect Kevin H. Roche as a Class I director to serve a one-year term until the 2015 annual shareholders' meeting or until his successor is elected and qualified;

2.	to establish the number of directors on the Board of Directors at six;

3.	to approve, on a nonbinding advisory basis, the compensation to our named executive officers;

4.	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2015; and

5.	to attend to any other business properly presented at the meeting or any adjournment.

If you owned common stock at the close of business on June 23, 2014, you are entitled to vote at the meeting or any adjournments. It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Regardless of whether you plan to attend the meeting, I encourage you to exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received electronically for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement before the closing of those voting facilities up until  11:59 p.m. (Eastern Time) on August 18, 2014. If you attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

On behalf of Uroplasty’s Board of Directors,

Brett Reynolds
Senior Vice President, Chief Financial Officer and Corporate Secretary

Minneapolis, Minnesota
July [__], 2014

WE CORDIALLY INVITE YOU TO ATTEND THE ANNUAL MEETING. IF YOU DO NOT PLAN TO ATTEND, PLEASE BE SURE TO VOTE YOUR SHARES BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY CARD IN THE REPLY ENVELOPE OR BY INTERNET OR TELEPHONE VOTING.

Important notice
regarding the availability of proxy materials for the shareholder meeting to be held on August 19, 2014.
Our proxy statement, the form of our proxy card, and annual report on Form 10-K can be viewed online at http://materials.proxyvote.com/917277.

5420 Feltl Road
Minnetonka, Minnesota 55343

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
August 19, 2014

INTRODUCTION

We will hold the Annual Meeting of Shareholders of Uroplasty, Inc. on Tuesday, August 19, 2014, at 1:30 p.m. (Central Time) at our principal executive office located at 5420 Feltl Road, Minnetonka, Minnesota 55343. If we do not obtain adequate representation to conduct the meeting, we may adjourn the annual meeting and reconvene it at a later date and place announced at the meeting.

On or about July [__], 2014, we are first mailing this Proxy Statement and proxy card, together with our Annual Report on Form 10-K to Shareholders for the fiscal year ended March 31, 2014, and providing the Notice Regarding the Availability of Proxy Materials electronically to Uroplasty shareholders of record on June 23, 2014, the record date for this annual meeting.  If you would like an additional copy of our Annual Report on Form 10-K for our fiscal year ended March 31, 2014, please send your written request to our Corporate Secretary at 5420 Feltl Road, Minnetonka, Minnesota 55343.

We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of this proxy statement and the accompanying annual report, as well as the cost of forwarding the material to beneficial owners of our common stock. Our directors, officers and employees may, without compensation other than their regular compensation, solicit proxies in person, in writing or by any form of telecommunication. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of common stock.

At the Annual Meeting, we will consider the following matters: (i) the re-election of Robert C. Kill and Sven A. Wehrwein to serve as Class II directors to serve a three-year term until our Annual Meeting in 2017 or until their respective successors are elected and qualified, and the election of Kevin H. Roche to serve as a Class I director to serve a one-year term until our annual meeting in 2015 or until his successor is elected and qualified; (ii) the establishment of the number of directors on the Board of Directors at six; (iii) the approval, on a nonbinding advisory basis, of compensation to our named executive officers; and (iv) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. The Board of Directors recommends that you vote in favor of the election of all three directors, the establishment of the number of directors at six, our executive compensation, and the ratification of Grant Thornton LLP as our independent registered public accounting firm. We do not know of any other matters that will be brought before the meeting. If you return a proxy form and any other matter properly comes before the meeting, the persons named in the proxy form will have authority to vote the proxy on such matter in accordance with their judgment.

If you are the registered holder of our common stock, you are the record holder of those shares, and you can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

If you are a shareholder of record and are voting by proxy by mail, Internet or telephone, your vote must be received by 11:59 p.m. (Eastern Time) on August 18, 2014 to be counted.

There are three ways to vote by proxy:

•	By Internet — You can vote by Internet by going to the website www.proxyvote.com and following the instructions for Internet voting shown on your proxy card or Notice Regarding the Availability of Proxy Materials.

•	By Telephone — You can vote by telephone by calling toll-free 1-800-690-6903 in the United States, Canada and Puerto Rico and following the instructions.

•	By Mail — You can vote by mail by completing, signing, dating and mailing your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on each of the proposals in this proxy statement.

Any proxy received in time for the Annual Meeting will be voted in accordance with the instructions given in the proxy card or via the Internet or telephone. If you sign a proxy card but do not direct us how to vote, the proxy will be voted as recommended by our Board of Directors. You may revoke your proxy at any time before it is voted at our Annual Meeting either by providing written notice of revocation to our Corporate Secretary, by filing a properly executed proxy bearing a later date with our Corporate Secretary or by appearing at the Annual Meeting and filing a written notice of revocation with our Corporate Secretary prior to use of the proxy. No revocation of a proxy will be effective unless written notice of the revocation is received by us at or prior to the Annual Meeting.

VOTING OF SHARES

Only holders of record of our common stock at the close of business on June 23, 2014 are entitled to vote at this Annual Meeting. As of June 23, 2014, we had 22,034,623 shares of common stock outstanding. Holders of our common stock are entitled to one vote per share.

The presence in person or by proxy at the meeting of holders of a majority, or 11,017,312 shares, of our outstanding shares of common stock is required for a quorum for the transaction of business. Provided that a quorum is present at the meeting, directors will be elected by plurality vote, which means that the directors who receive the most votes will be elected or reelected, regardless of whether holders of shares present vote in favor of the director. The proposal with respect to executive compensation is non-binding, but our Board of Directors will consider the vote in setting executive compensation. The proposal with respect to establishing the number of directors at six and the proposal with respect to ratification of auditors each require the affirmative vote of a majority of the shares present.

If your shares are registered directly in your name, you are considered the holder of record. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record, you are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” If you hold your shares in “street name,” you must provide the holder of record with instructions on how to vote your shares with regard to the items described in this proxy statement. If you do not provide the holder of record with instructions on how to vote your shares, under certain circumstances, your brokerage firm may vote your shares for “routine” matters, such as the ratification of auditors.

If you abstain from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business as well as shares entitled to vote on that particular matter. If you hold your shares in “street name” and you do not provide voting instructions to your broker or other nominee as the record holder on matters that are not “routine,” your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary voting power, including the election of directors. Broker non-votes are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on the proposal in question because the broker has no discretionary voting power.

PROPOSAL 1 ─ ELECTION OF DIRECTORS

Nominations

Our Board of Directors is divided into three classes, with each class containing, as nearly as possible, one-third of the total. The members of each class are typically elected to serve for a term of three years. The term of office of each class is staggered so that in any one year the term of only one class expires. At each Annual Meeting of Shareholders, a class of directors will be elected for a three-year term.

The term of our Class II directors will expire at our 2014 Annual Meeting.  Robert C. Kill, R. Patrick Maxwell and Sven A. Wehrwein comprise our Class II directors.  Mr. Kill and Mr. Wehrwein are standing for re-election to the Board at the Annual Meeting. The Board would like to recognize and express its appreciation to Mr. Maxwell for over 20 years of service to the Board.

On May 29, 2014, Kevin H. Roche was appointed to the Board of Directors.  In order to maintain one-third of the directors in each class of the Board, Mr. Roche was appointed to the Board as a Class I director.  Mr. Roche is also standing for election.

Our Nominating and Corporate Governance Committee has recommended, and our Board has nominated, the individual nominees named above to serve as Class II directors and the nominee named above to serve as a Class I director, until the nominee’s successor has been elected and duly qualified. The three nominees are current members of the Board.

If the Board should learn that a nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence prior to the Annual Meeting, the proxies which otherwise would have been voted for the nominee will be voted for a substitute nominee selected by the Nominating and Corporate Governance Committee and elected by the Board. The Board has no reason to believe that a nominee will be unable to serve.

Nominees for Election at the 2014 Annual Meeting

Our Nominating and Corporate Governance Committee has nominated two individuals for election at the Annual Meeting to serve as Class II directors until the date of our annual meeting in 2017, or until their successors are elected and qualify as directors:

Robert C. Kill, age 50, has been a director of Uroplasty since December 2010, Chairman of the Board of Directors since May 2014, and served as our interim Chief Executive Officer from April 2013 until appointed as our President and Chief Executive Officer in July 2013. Since 2012, Mr. Kill has been an Operating Partner with Altamont Capital Partners, a private equity firm. He served as President from 2007 to 2012, as Chairman and CEO from 2009 to 2010 while the company was public, and as CEO and a Board member from 2010 to 2012 after it became a private company, of Virtual Radiologic Corporation, a national radiology organization that uses technology to enhance radiologic practice. Prior to joining Virtual Radiologic, Mr. Kill was President of Physicians Systems for Misys Healthcare Systems, a provider of clinical and practice management software applications to physician practices, group practices, health systems and managed services organizations. Before joining Misys Healthcare Systems in 2002, Mr. Kill was Executive Vice President of Entertainment Publications, Inc., where he was employed from 1996 through 2001, and Vice President of Operations for Baxter Healthcare, where he was employed from 1986 through 1996. Mr. Kill brings to our Board substantial experience and insight in executive management of rapidly growing public companies, particularly companies focused on healthcare.

Sven A. Wehrwein, age 63, has been a director since August 2006. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. He has more than 35 years of experience as an investment banker, chief financial officer, and certified public accountant (inactive). He currently serves on the board of directors of Proto Labs, Inc., a manufacturer of custom parts, and SPS Commerce, a supply chain management software company, both of which are publicly traded companies. Mr. Wehrwein also served on the board of directors of Compellent Technologies, Inc. from 2007 until its acquisition by Dell Inc. in 2011, on the board of Vital Images, Inc. from 1997 until its acquisition by Toshiba Medical in 2011, on the board of Synovis Life Technologies, Inc. from 2004 until its acquisition by Baxter International, Inc. in 2012, and on the board of directors of Image Sensing Systems, Inc. from 2006 to 2012.  Mr. Wehrwein brings to our Board substantial financial experience and public and private company board experience.

Our Nominating and Corporate Governance Committee has nominated one individual for election at the Annual Meeting to serve as a Class I director until the date of our annual meeting in 2015, or until his successor is elected and qualify as a director:

Kevin H. Roche, age 63, has been a director of Uroplasty since May 2014. He currently leads Roche Consulting, LLC, a general healthcare consulting and investing firm providing strategic, operational, legal and other business advice to industry clients. He previously served as the General Counsel of UnitedHealth Group, later becoming CEO of their Ingenix division. Mr. Roche also served as managing partner at Vita Advisors LLC, a healthcare mergers and acquisition advisory firm. Mr. Roche also served on the board of directors of Virtual Radiologic Corporation from 2008 until 2010.  Mr. Roche brings to our Board extensive healthcare, operations and legal experience.

The Board of Directors unanimously recommends a vote “FOR” the election of the three director nominees. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the three directors.

Directors Continuing in Office

The terms of the following directors will continue beyond the 2014 Annual Meeting.

Class I
(Term Ends 2015)

Lee A. Jones, age 57, has been a director of Uroplasty since August 2006. Currently the President and CEO of Rebiotix, Inc., a biotechnology company that develops and commercializes medical therapies, Ms. Jones has more than 25 years of healthcare and medical device industry experience. From June 2010 until June 2011, she was a CEO-in-Residence at the University of Minnesota Venture Center. From February 2009 until June 2010, Ms. Jones was the Chief Administrative Officer of the Schulze Diabetes Institute of the University of Minnesota. From 1997 to 2005, she served as President and Chief Executive Officer of Inlet Medical, Inc. (a Cooper Surgical company since November 2005), specializing in minimally interventional laparoscopic products. Prior to joining Inlet, she had a 14-year career at Medtronic, Inc. where she held various technical and operating positions, most recently serving as Director, General Manager of Medtronic Urology/Interstim division. Ms. Jones has specialized knowledge of our industry, in operating a company in the urology device business and as an executive officer of a medical products company.

Class III
(Terms End 2016)

Thomas E. Jamison, age 54, has been a director of Uroplasty since August 2000. Mr. Jamison is a member of Fruth, Jamison & Elsass, PLLC, a business litigation firm in Minneapolis, Minnesota. From 1996 to 1999, Mr. Jamison served as an investment banker in the Corporate Finance Department of R.J. Steichen & Company. From 1991 to 1996, Mr. Jamison practiced law at Fruth & Anthony, P.A. in Minneapolis. As an investment banker for a regional broker dealer, Mr. Jamison worked with emerging companies to raise capital, analyzed their markets, their management and their business strategies and monitored their growth and business success. In addition to skills in these areas, Mr. Jamison’s legal practice in business disputes, securities litigation, business valuation, and contract disputes allows him to assist us in business negotiations and to identify and evaluate the potential litigation risks we face.

James P. Stauner, age 59, has been a director of Uroplasty since August 2006, Chairman of the Board from November 2011 until May 2014, and he was appointed Lead Independent Director in May 2014. Mr. Stauner has over 30 years of experience in the healthcare industry. Since July 2005, he has been an Operating Partner with Roundtable Healthcare Partners, a private equity firm focused on the healthcare industry. Prior to joining Roundtable Healthcare Partners, Mr. Stauner held Senior Executive level positions at Cardinal Health, Inc., Allegiance Healthcare and Baxter. Mr. Stauner has extensive knowledge of the healthcare industry and of the characteristics sought by a private equity firm for investment in the healthcare industry, and experience in operating and managing a medical products business and in finance.

Corporate Governance

Board Meetings and Attendance

Our business and affairs are managed by our Board, which met 16 times during the fiscal year ended March 31, 2014. Each director attended at least 75% of the meetings of the Board and any committee on which the director is a member. We encourage all Board members to attend our Annual Meetings, and each attended our Annual Meeting held in 2013.

Board Leadership Structure

In May 2014, the Board appointed Mr. Kill to serve as both the Chairman of the Board of Directors and the President and Chief Executive Officer of the Company, and Mr. Stauner was appointed as Lead Independent Director of the Board. The Board has determined that it is appropriate for Mr. Kill to serve as both Chairman and Chief Executive Officer because combining the roles of Chairman and Chief Executive Officer (1) enhances the alignment between the Board and management in strategic planning and execution as well as operational matters, (2) avoids the confusion over roles, responsibilities and authority that can result from separating the positions, and (3) streamlines board process in order to conserve time for the consideration of the important matters the Board needs to address.

The Board recognizes the role that a “Lead Independent Director” designated by the Board can provide in assisting the non-management members of the Board in the fulfillment of their oversight and guidance of the company. The Board supports the role of Lead Independent Director as an enhancement of, rather than a substitution for, the responsible functioning of each director in carrying out his or her fiduciary obligations to our company and its shareholders. The Board confirms that the role of Lead Independent Director shall not replace its open and direct channels of communication among directors and between directors and the management of the company. Nor shall the Lead Independent Director assume the duties and responsibilities allocated to the standing committees of the Board and the Chairs of such committees under their respective charters or otherwise.

Risk Management

Because of the scope of our operations, we have not established a separate risk management committee. Our Board as a whole monitors and considers policies to manage risk as part of its regular activities. Committees of the Board focus on and manage specific forms of risk and report their activities to the Board. Our Audit Committee is primarily responsible for the identification and review of financial risk. Our Compensation Committee works to minimize risks associated with the executive compensation plans and stock benefit plans that it establishes. Our Nominating and Corporate Governance Committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply.

Director Independence

Our Board reviews the independence of each director. During this review, our Board considers transactions and relationships between each director (and his or her immediate family and affiliates) and Uroplasty and its subsidiaries, as well as transactions with our management, to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. We circulated questionnaires among our Board members and conducted an annual review of director independence in May 2014. Based upon this review, our Board determined that no transactions or relationships existed that would disqualify any of our directors under applicable rules and listing standards of the Nasdaq Capital Markets (“NASDAQ”), or that require disclosure under Securities and Exchange Commission (“SEC”) rules, with the exception of our relationship with Mr. Kill, who is an executive officer. Based upon that finding, our Board determined that Messrs. Jamison, Roche, Stauner, and Wehrwein, and Ms. Jones are “independent.”

Executive Sessions of Independent Directors

Executive sessions of our independent directors are generally scheduled following each regularly scheduled in-person meeting of the Board of Directors. Executive sessions do not include any non-independent directors and are led by the Lead Independent Director, Mr. Stauner, who is independent.

Committees and Nominations

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board believes all members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee meet the NASDAQ’s rules governing committee composition, including the requirement that committee members all be “independent” directors as that term is defined by NASDAQ rules. The written charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on the investor relations page of our website at www.uroplasty.com.

Audit Committee. The current members of our Audit Committee are Messrs. Wehrwein (Chair), Roche, and Stauner. During fiscal 2014, the members of our Audit Committee were Messrs. Wehrwein (Chair), Maxwell and Stauner.  The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with certain legal and regulatory requirements. Our Audit Committee has the sole authority to retain, compensate, oversee and terminate our independent registered public accounting firm. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the SEC. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by our independent registered public accounting firm.

Our Audit Committee administers our Code of Ethics and reviews all related-party transactions. The Audit Committee generally requires any transaction between Uroplasty and a director or officer, the immediate family of a director or officer, or any entity that a director or officer controls to be reported to our Chief Financial Officer. The Chief Financial Officer, in turn, is obligated to report the transaction to the Committee. Although it has not adopted written standards of approval, the Audit Committee generally considers these transactions consistent with its fiduciary obligations and approves transactions only if they are fair and reasonable, in the best interests of the corporation, and on terms no less favorable than could be obtained from an unaffiliated third party.

During fiscal 2014, the Audit Committee held six meetings. A report of the Audit Committee is set forth below in this Proxy Statement.

Our Board has determined that all members of the Audit Committee are “independent” directors under the rules of the NASDAQ and the SEC, and has determined that Mr. Wehrwein qualifies as an “audit committee financial expert” under such rules.  We believe the composition of our Audit Committee complies with the applicable rules of the NASDAQ and the SEC.

Compensation Committee. The current members of our Compensation Committee are Mr. Jamison (Chair), Ms. Jones and Mr. Wehrwein, each of whom is “independent” within the definition employed by the NASDAQ, is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. We believe the composition of our Compensation Committee complies with the applicable rules of the NASDAQ and the SEC.

The Compensation Committee reviews and recommends to our full Board all compensation arrangements with our executive officers and other management employees, administers and interprets our stock-based benefit plans, and provides guidance to management and to the Board in matters relating to the organizational structure of Uroplasty. The Board has adopted a policy of requiring the Compensation Committee to report its recommendations to, and receive ratification of its decisions by, the full Board. Generally, our Chief Executive Officer formulates proposals for the compensation of our executive officers and management other than himself, and presents those proposals to the Compensation Committee. He does not, however, formulate proposals with respect to his own compensation or participate in discussions or approval of that compensation. During fiscal 2014, the Compensation Committee met three times.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee monitors our corporate governance function and identifies individuals qualified to become Board members, recommending to the Board nominees to fill vacancies in membership of the Board as they occur, as well as a slate of nominees for election as directors at the Annual Meeting. The Nominating and Corporate Governance Committee currently consists of Mr. Roche (Chair), Ms. Jones and Mr. Wehrwein.  During fiscal 2014, the members of our Nominating and Corporate Governance Committee were Messrs. Maxwell (Chair) and Jamison, and Ms. Jones. Our Nominating and Corporate Governance Committee met one time in fiscal 2014.

All director-nominees for election at our 2014 Annual Meeting have been recommended to the Board by the Nominating and Corporate Governance Committee. Generally, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met in order for a candidate to be recommended as a nominee. The Nominating and Corporate Governance Committee also considers the diversity of Board members, including diversity of experience, gender and ethnicity, when considering candidates, but has not adopted any formal diversity policies in considering the nomination of candidates for director.

Historically, our Nominating and Corporate Governance Committee has been able to locate suitable candidates for nomination as Board members through the recommendations of members of our Board and our professional advisors, rather than through the use of a search firm. The Nominating and Corporate Governance Committee considers the recommendations, reviews the resume of each candidate, completes a background check for each candidate, reviews and discusses the qualifications of each candidate and interviews candidates. The committee may in the future, but has no current plans to, hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used in connection with this year’s election and, accordingly, no fees have been paid to consultants or search firms in the past year.

The Nominating and Corporate Governance Committee will consider for inclusion in its nominations of new Board nominees, candidates who are recommended by shareholders. Candidates recommended by shareholders will be considered on the same basis as candidates referred from other sources. To be considered by the Nominating and Corporate Governance Committee, nominations must be in writing and addressed to our Corporate Secretary at the following address: 5420 Feltl Road, Minnetonka, Minnesota 55343, and must be received by us on or before the deadline for the receipt of shareholder proposals as set forth in “Shareholder Proposals for 2015 Annual Meeting” below. Candidates, or the nominating person, must also submit a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected and evidence of the nominating person’s ownership of our stock. No nominees were recommended by shareholders for election at the 2014 Annual Meeting.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Controller and other finance organization employees. The Code of Ethics is publicly available on the investor relations page of our website at www.uroplasty.com. We will provide you with a copy of our Code of Ethics without charge upon request made to our Corporate Secretary at our principal executive offices located at 5420 Feltl Road, Minnetonka, Minnesota 55343.  We plan to disclose any substantive amendments to the Code of Ethics or grant of any waiver from a provision of it to the Chief Executive Officer or the Chief Financial Officer in a report on Form 8-K.

Shareholder Communications with the Board of Directors

We do not have a formal policy by which shareholders may communicate directly with directors, but any shareholder who wishes to send communications to the Board should deliver such communications to the attention of the chairman of our Audit Committee at our principal executive offices located at 5420 Feltl Road, Minnetonka, Minnesota 55343. The Audit Committee chairman will relay to the full Board all shareholder communications he receives that are addressed to the Board.

We make every effort to ensure that the views of our shareholders are heard by our Board of Directors or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholder communications to our Board has been excellent and, to date, we have not considered it necessary to adopt a formal process. Nevertheless, our Board continues to monitor whether it would be appropriate to adopt a formal process for shareholder communications with our Board of Directors.

PROPOSAL 2 ─ ESTABLISHMENT OF NUMBER OF DIRECTORS

Our Board of Directors is currently comprised of seven directors.  Pursuant to the terms of our amended and restated bylaws, our shareholders are to determine the number of members of our Board of Directors at each regular meeting of the shareholders.  R. Patrick Maxwell is not standing for re-election to the Board at the Annual Meeting.  As a result, following the 2014 Annual Meeting, there will be six directors on the Board.

The Board of Directors unanimously recommends that the number of directors be decreased to and established at six.  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to establish the number of directors on the Board of Directors at six.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers as of the date of this proxy statement are as follows:

Name	Age	Position
Robert Kill	50	President and Chief Executive Officer
Brett Reynolds	45	Senior Vice President, Chief Financial Officer and Corporate Secretary
Darin Hammers	49	Senior Vice President of Global Sales and Marketing
Marc Herregraven	48	Vice President of Operations
Daniel Merz	36	Vice President of Healthcare Affairs
David Perry	50	Vice President of Marketing
Dr. Suranjan Roychowdhury	49	Vice President of Research & Development and Clinical Affairs

Biographical information for Mr. Kill is set forth in “Proposal 1 — Election of Directors” in this proxy statement. Biographical information for our other current executive officers is set forth below.

Brett Reynolds has served as our Senior Vice President, Chief Financial Officer and Corporate Secretary since August 2013.  He was the Chief Financial Officer of Synovis Life Technologies, a publicly traded medical device manufacturer, from 2005 to 2012.  Following the sale of Synovis Life Technologies to Baxter International in February 2012, Mr. Reynolds served as Site Leader of the former Synovis operations from the date of acquisition through August 2013.  Prior to Synovis, Mr. Reynolds served in executive financial positions at Chiquita Processed Foods, LLC., Imation Corp. and Deloitte & Touche LLP.

Darin Hammers has served as our Senior Vice President of Global Sales and Marketing since September 2013.  From February 2013 until September 2013, he served as our Vice President of Global Sales. Prior to joining Uroplasty, Mr. Hammers was Vice President of Sales – Bard Medical Division at CR Bard from 2009 to 2013. He held roles of increasing responsibility in sales and sales management with Boston Scientific Corporation from 1996 to 2009.

Marc Herregraven has served as our Vice President of Operations since May 2014.  From November 2002 until May 2014, he served as our Vice President of Manufacturing. He joined Bioplasty, Inc., Uroplasty’s predecessor, in April 1992 as Plant Manager, and became Director of Manufacturing in 1994 and Director of Operations in 1999. Previously, he served with Advanced Bio-Surfaces, Inc., a Minnesota-based medical device developer, as Director of Manufacturing, and with Bio-Vascular, Inc., a Minnesota-based medical device manufacturer, in an engineering function.

Daniel Merz has served as our Vice President of Healthcare Affairs since April 2014. From March 2013 to April 2014 he directed the clinical affairs program for the global trans-catheter and surgical heart valve clinical programs at St. Jude Medical, Inc. From February 2009 to March 2013, he oversaw the clinical and regulatory team supporting the global BPH capital equipment business for American Medical Systems Holdings, Inc., a leading medical device manufacturer specializing in urology and pelvic health.

David Perry has served as our Vice President of Marketing since December 2013. From August 2003 to April 2013 he was Senior Director, Global Marketing at American Medical Systems Holdings, Inc. where he lead initiatives in the endourology, prostate and men's health divisions.  Prior to joining American Medical Systems, Mr. Perry held key marketing roles at Boston Scientific Corporation, SCIMED Life Systems, Inc. and Kendall Healthcare (Covidien plc.).

Dr. Suranjan Roychowdhury has served as our Vice President of Research & Development and Clinical Affairs since January 2014. From October 2011 to July 2013 he was senior director of business development with Vascular Solutions, a Minnesota-based cardiovascular medical device company.  From June 2003 through July 2011 he held advancing executive roles with American Medical Systems, including leadership of R&D as well as the Clinical, Regulatory, and Healthcare Economics functions for the Men's Health division. He has also served in leadership roles with Sulzer Spine-Tech (now Zimmer Spine), Boston Scientific Corporation, and Schneider USA (Pfizer).

Compensation Committee Interlocks and Insider Participation

None of Messrs. Jamison and Wehrwein or Ms. Jones, the members of our Compensation Committee in fiscal 2014, has served as one of our officers or employees at any time. No member of our Compensation Committee has had any relationship with our company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. None of our executive officers has served as a director, or member of the compensation committee (or other committee serving an equivalent function), of an organization that has an executive officer also serving as a member of our Board of Directors or Compensation Committee.

Compensation Discussion and Analysis

Background and Leadership Transition

This section of the proxy statement explains how the Compensation Committee of the Board of Directors oversees our executive compensation programs and discusses the compensation earned by our “named executive officers,” as provided under the tables below.  The named executive officers included in this proxy statement for fiscal 2014 are:

Robert Kill, President, Chief Executive Officer and Chairman of the Board of Directors

David Kaysen, Former President and Chief Executive Officer

Brett Reynolds, Senior Vice President, Chief Financial Officer and Corporate Secretary

Mahedi Jiwani, Former Vice President, Chief Financial Officer and Treasurer

Darin Hammers, Senior Vice President of Global Sales and Marketing

Susan Hartjes Holman, Former Senior Vice President of Operations and Regulatory Affairs

Nancy Kolb, Former Vice President of Global Marketing

Since the beginning of fiscal 2014, there has been significant transition among the executive officers of the company, including:

•	In April 2013, Mr. Kaysen resigned, and Mr. Kill was appointed as interim Chief Executive Officer

•	In July 2013, Mr. Kill was appointed President and Chief Executive Officer

•	In July 2013, Mr. Jiwani’s employment terminated

•	In August 2013, Mr. Reynolds was appointed Senior Vice President and Chief Financial Officer

•	In September 2013, Messrs. Kill, Reynolds and Hammers and Ms. Holman were determined by the Board to be the sole executive officers of the company

•	In September 2013, Mr. Hammers was appointed Senior Vice President of Global Sales and Marketing

•	In December 2013, Mr. Perry was appointed Vice President of Marketing

•	In January 2014, Dr. Roychowdhury was appointed Vice President of Research & Development and Clinical Affairs

•	In March 2014, Ms. Kolb’s employment terminated

•	In April 2014, Mr. Merz was appointed Vice President of Healthcare Affairs

•	In June 2014, Ms. Holman’s employment terminated

•	In June 2014, Messrs. Kill, Reynolds, Hammers, Herregraven, Merz, and Perry, and Dr. Roychowdhury were determined to be the executive officers of the company

The transitions within the executive officers has resulted in compensation changes and severance arrangements in fiscal 2014 and fiscal 2015 that are described in this section of the proxy statement.

Compensation Philosophy

The compensation we provide to our executive officers is designed both to attract and retain high quality executives to advance our business, and to provide both short-term and long-term incentives to those executives to enhance our performance. To that end, executive compensation consists of three primary elements: salary, long-term equity interest and a cash bonus opportunity based on annual individual and corporate performance. Although we set the level of compensation for our executives by reference to competitive compensation in a peer group of smaller, public medical device companies, we also adjust our executive compensation to attract and retain managers capable of accommodating rapid growth. With the transition of executives since the beginning of fiscal 2014, the Board compensation decisions have emphasized recruitment and retention of the new executive team.

Role of the Compensation Committee

Our Compensation Committee, a committee composed of independent directors, formulates our executive compensation plan and recommends that plan to our full Board of Directors for approval. The Compensation Committee normally meets to first discuss the executive compensation plan for the coming fiscal year in the fourth fiscal quarter of each fiscal year, retains the assistance of a compensation consultant to the extent it believes advisable, and then formally establishes the executive compensation plan and recommends its adoption by the Board prior to the first regular meeting of the Board during the fiscal year to which the plan applies. The Compensation Committee receives input on the proposed plan from the Chief Executive Officer with respect to the proposed operating plan for the following fiscal year. The Chief Executive Officer participates in Compensation Committee discussions regarding the compensation of executives, except his own compensation. All compensation decisions are reviewed and approved by the full Board, normally at the first regularly scheduled Board meeting during the fiscal year to which the plan applies, except that the Chief Executive Officer does not participate in the approval of his own compensation.

Objectives of Our Executive Compensation Programs

Our compensation programs for our executive officers are designed to achieve the following objectives:

•	Focus executive behavior on achievement of our annual and long-term objectives and strategy;

•	Provide a competitive compensation package that enables us to attract and retain, on a long-term basis, talented executives;

•	Provide a total compensation structure that the Compensation Committee believes is at least comparable with similarly-sized companies in the life sciences industry for which we would compete for talent and which consists of a mix of base salary, equity and cash incentives; and

•	Align the interests of management and stockholders by providing management with long-term incentives through equity ownership.

Elements of Executive Compensation

Our executive compensation program consists of three primary elements: salary, long-term equity interest, and a cash bonus opportunity based on both corporate and individual performance. All of our executive officers are also eligible for certain benefits offered to employees generally including: life, health, disability and dental insurance, as well as participation in our 401(k) plan.

Analysis of Executive Compensation

It has been the practice of our Compensation Committee to recalibrate the executive compensation plan to market by obtaining a review of the plan from an independent compensation advisor approximately every other year. In fiscal 2013, our Compensation Committee engaged Financial Concepts, Inc., as the independent compensation consultant to assist in reformulating executive compensation.  Financial Concepts, Inc. did not provide us, or any of our officers or directors, any services other than the compensation advisory services for which they were engaged by the Compensation Committee and we therefore believe that they are independent advisors.

Since the Compensation Committee did not engage a compensation consultant for the executive compensation plan that was established for fiscal 2014, the Committee considered the analysis and guidance provided by Financial Concepts, Inc. that was used to determine the compensation plan for fiscal 2013, including the comparisons and benchmarking with the fiscal 2013 peer group, which included the following companies:

Angeion Corporation	EnteroMedics, Inc.	Rockwell Medical
Atricure, Inc.	Hanson Medical, Inc.	Surmodics Inc.
Cardiovascular Systems, Inc.	LeMaitre Vascular	Urologix, Inc.
Cutura Inc.	MEDTOX Scientific, Inc.	Vascular Solutions, Inc.
Cynosure Inc.	Rochester Medical Corporation	Vision Sciences Inc,

The Compensation Committee selects the elements of executive compensation and determines the level of each element, the mix among the elements and total compensation based upon the objectives and philosophies set forth above, and by considering a number of factors, including:

•	Each executive’s position within the Company and their level of responsibility;

•	The skills and experiences required by each executive’s position;

•	The competitive environment for comparable executive talent;

•	Our performance compared to specific objectives;

•	Individual performance measures; and

•	The executive’s individual experience and qualifications.

Each of the elements and amounts of fiscal 2014 executive compensation (base salary, short-term cash incentive compensation and long-term equity-based incentive compensation) for each of our named executive officers were determined by the Compensation Committee based upon the following process and after considering the following factors:

•	Mr. Kill provided the Compensation Committee with feedback on each of the named executive officers, other than himself, with regard to their skills, responsibilities and overall job performance during the year;

•	Mr. Kill provided the Compensation Committee with recommendations regarding base salary, short-term cash incentive compensation and long-term equity-based incentive compensation for each named executive officer other than himself; and

•	As described above, the Compensation Committee reviewed executive officer compensation for the fiscal 2013 peer group of regional public medical device companies of similar size and complexity.

In making the final decisions regarding the type and amount of compensation to be paid to each named executive officer, the Compensation Committee considers the relevant comparative data, the CEO recommendations on the officers that report to him and the Committee’s assessment of the CEO, but also considers other factors, such as its own assessment as to the type and amount of compensation to be paid.

Base Salary

Base salary is an important element of our executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. The Compensation Committee’s determination of the base salary of each of our named executive officers, including the Chief Executive Officer, are based on a number of factors, including the executive officer’s experience and past performance, the level of skill and responsibility required by the executive’s position and his or her qualifications for the position. As described above, the Compensation Committee also considers competitive salary information gathered through comparative surveys pertaining to data specific to a peer group of public companies of comparable size and in the medical device industry.

In general, the Compensation Committee reviews named executive officer base salary on an annual basis, and seeks to set executive officer base salary at competitive levels in relation to the companies with which the Company believes it competes for executives.

During fiscal 2014, base salary levels established for our named executive officers were set as follows:

Name	Salary ($)	% increase from prior year
Rob Kill	$400,000	N/A
Brett Reynolds	240,000	N/A
Darin Hammers	240,000	9.1%
Susan Hartjes Holman	215,000	0%
David Kaysen	341,200	0%
Mahedi Jiwani	217,500	0%
Nancy Kolb	210,000	7.1%

Mr. Kill and Mr. Reynolds each joined the company as an executive in fiscal 2014.  In determining their starting salaries, the Compensation Committee reviewed the factors noted above in addition to factoring in the skills, qualifications and experiences desired to attain the future strategic objectives and growth the company wants to achieve.

For the other named executive officers, the increase in base salary in fiscal 2014 ranged from 0% to 9.1%. Mr. Hammers’ increase was based on his promotion to Senior Vice President of Sales and Marketing.  Ms. Kolb’s salary increase was based on her compensation relative to her peers at the Company.

In 2015, the Compensation Committee engaged Frederic W. Cook and Co. as the independent compensation consultant to assist in reformulating executive compensation. Frederic W. Cook and Co. did not provide us, or any of our officers or directors, any services other than the compensation advisory services for which they were engaged by the Compensation Committee, and we therefore believe that they are independent advisors.  Frederic W. Cook presented benchmark data for our executive compensation plans, comparing the compensation of our executives to a peer group, to the Compensation Committee. The peer group for fiscal 2015 included fifteen companies:

Atricure, Inc.	Icad Inc.	RTI Surgical Inc.
Biolase Inc.	Insite Vision Inc.	Surmodics Inc.
Biotelemetry Inc.	Inspire-MD Inc.	Synergetics USA
Cutura Inc.	LeMaitre Vascular	Vascular Solutions, Inc.
Exactech Inc.	MGC Diagnostics	Vision Sciences Inc.

These companies were chosen because they represent smaller public companies in the medical device industry, they draw employees from the same labor pool, and/or they have similar growth characteristics.

Based on our assessment of the performance of the executives, our compensation philosophy focused on retention of the new executive team as well as our review of the base salaries for comparable positions within our peer group, effective April 1, 2014, Mr. Kill’s salary became $500,000; Mr. Reynolds’ and Mr. Hammers’ salaries each became $260,000; and Ms. Holman’s salary remained at $215,000.

Short-Term Incentive Compensation

In fiscal 2014, we provided our named executive officers with the opportunity to earn short-term cash incentive compensation through our Management Incentive Plan (“MIP”).  The MIP is designed to provide a direct financial incentive to the Company’s key management, including the named executive officers, for the achievement or surpassing of specific company performance goals. We believe the MIP is a valuable element of executive compensation because it offers a means for executives to realize significant, additional near-term cash compensation on top of base salary as a reward for promoting equity appreciation through revenue growth.

For fiscal 2014, our MIP based the incentive compensation of executive officers on achievement of individual performance objectives with funding of the MIP based upon financial performance. The financial objectives for the fiscal 2014 management incentive plan were based upon achieving growth in revenue from sale of our Urgent® PC product in the United States. The plan minimum threshold was to grow US Urgent® PC sales from fiscal 2013 by at least 19% and with the maximum threshold of twice targeted incentive if Urgent PC sales increased by 47%. Individual executive officers were assigned between two and four individual performance objectives. Actual bonus earned is calculated based upon the percentage by which the executive officer has achieved individual performance objectives, multiplied by the percentage achievement of the revenue growth objectives, and multiplied by the targeted percentage of salary assigned to the officer. For fiscal 2014, the target bonus percentage and dollar amount for each named executive was as follows (dollar amounts for Mr. Kill and Mr. Reynolds are prorated from their employment start dates):

Name	Bonus at target (%)	Bonus at target ($)
Rob Kill	75%	$207,692
Brett Reynolds	40%	60,923
Darin Hammers	40%	92,667
Susan Hartjes Holman	30%	64,500
David Kaysen	N/A	N/A
Mahedi Jiwani	N/A	N/A
Nancy Kolb	30%	62,254

In fiscal 2014, we grew our U.S. Urgent® PC sales by 16.6% from fiscal 2013.  As a result, the financial performance goal was not obtained and no executive officers, including the named executive officers, received an incentive bonus under the fiscal 2014 MIP.

The Board, however, decided to award discretionary cash bonuses to certain named executive officers in recognition of their individual performance, contributions, and service to the company during the 2014 fiscal year, and in consideration of certain other factors. Such other factors include changes in executive management during the 2014 fiscal year, the modifications to our sales execution strategy to focus on long-term sustainable growth, and four consecutive quarters of sequential growth for U.S. Urgent® PC after several quarters of sequential decline.  Discretionary cash bonuses for fiscal 2014 were awarded to Mr. Kill in the amount of $210,000, with Mr. Kill entitled to a minimum bonus of $150,000 for the 2014 fiscal year pursuant to the terms of his employment agreement, to Mr. Reynolds in the amount of $65,000 and to Mr. Hammers in the amount of $100,000.

The fiscal 2015 MIP is based on both company and individual performance goals.  The 2015 plan is funded based upon achieving consolidated company revenue growth.  The 2015 plan is funded at 100% of an individual executive officer’s target bonus if fiscal 2015 revenue exceeds fiscal 2014 revenue by 10%.  The 2015 plan begins to fund at 10% of an individual’s target bonus at 1% total revenue growth in fiscal 2015 and maximum plan funding is at 200% of target bonus at 21% total revenue growth.  The fiscal 2015 MIP funding amounts are interpolated between these revenue targets.  Each officer has been assigned individual performance goals.  If the company achieves its consolidated company revenue financial performance goal and the plan is funded, an individual executive officer will be paid incentive compensation based upon the percentage by which the executive officer has achieved individual performance objectives, multiplied by the percentage achievement of the revenue growth objectives, and multiplied by the targeted percentage of salary assigned to the executive officer.  For fiscal 2015, Mr. Kill's bonus at target is 80% of base salary or $400,000.  For each of Mr. Reynolds and Mr. Hammers their fiscal 2015 bonus at target is 40% of base salary or $104,000.  Messrs. Kaysen and Jiwani and Ms. Kolb were no longer employed by the company on April 1, 2014.  Ms. Holman was not part of the 2015 MIP as her employment would be ending in June 2014.

We believe this plan encourages our executives to focus on sales growth, and conditions their incentive pay on both corporate level performance and individual performance.

In fiscal 2015, the individual performance objectives are focused principally on:

•	Achieving product line revenue targets for fiscal 2015;

•	Attainment of various goals and tactics in support of our operating plan;

•	Department specific goals or development objectives for functional areas the executive is responsible for; and

•	Individual opportunities for professional development.

Equity Based Compensation

We have historically granted stock options and restricted stock annually to our executive officers as a longer-term incentive, typically at the first regularly scheduled board meeting during the first fiscal quarter. The stock options we have granted carry exercise prices equal to the fair market value of our common stock on the date of grant. Most of these options vest with respect to one-third of the shares on the first, second and third anniversaries of the grant date and expire seven years from the grant date.  The restricted stock grants typically vest with respect to one-third of the shares on the first, second and third anniversaries of the grant date.

In part because of management changes and a desire to reset incentive compensation to officers, we did not grant equity incentive awards to continuing officers at the beginning of fiscal 2014.  Mr. Kill was granted 300,000 shares of common stock when he joined the company as President and CEO on July 23, 2013.  At that time, Mr Kill was also granted 700,000 stock options with such options having an exercise price of $2.34 per option and with one third of the options vesting each on July 23, 2014, 2015 and 2016. Mr. Reynolds was granted 100,000 stock options when he joined the company as Senior Vice President and CFO on August 12, 2013, with such options having an exercise price of $2.97 per share and with one third of the options vesting each on August 12, 2014, 2015 and 2016. Mr. Reynolds also received a restricted stock award of 50,000 shares upon his employment with the company, with one third of the shares vesting each on August 12, 2014, 2015 and 2016.  In recognition of his promotion from Vice President of Sales to Senior Vice President of Global Sales and Marketing, Mr. Hammers received a restricted stock award of 50,000 shares, with one third of the shares vesting each on August 12, 2014, 2015 and 2016.

The Compensation Committee reviewed equity compensation to our named executive officers in early fiscal 2015.  Because of volatility in our share price and the increased expense we must recognize when granting options relative to the benefit we believe those options provide to employees, for fiscal 2015, we granted solely restricted stock to certain of our named executive officers and other employees under our 2006 Amended Stock and Incentive Plan. We may grant stock option awards in future years, depending upon the compensation expense of those option awards relative to the market value of our shares.

The amount of restricted stock grants to each of our named executive officers was determined by the Compensation Committee based upon a review of total compensation and equity compensation for the fiscal 2015 peer group of regional public medical device companies previously mentioned.  On April 21, 2014, 140,000 shares of restricted stock were granted to Mr. Kill.  Mr. Reynolds and Mr. Hammers each received a restricted stock grant of 75,000 shares. The restricted stock will vest over a three year period, with one-third vesting on each of April 21, 2015, 2016 and 2017.

Perquisites. We do not maintain any defined benefit pension plans or non-qualified deferred compensation plans for executive officers and do not provide significant perquisites to our executive officers. We do provide to all of our employees’ health, disability and life insurance benefits, as well as the ability to participate in a defined contribution (401k) plan.  Mr. Kill received an annual stipend of $18,000 in fiscal 2014 for the purchase of life and disability insurance.  This stipend was increased to $36,000 for fiscal 2015 to address the additional costs of this insurance.

Amendment to Mr. Kill’s Employment Agreement.  As discussed above, on May 29, 2014, we amended the employment agreement with Mr. Kill primarily to (i) increase his target bonus opportunity from 75% to 80% of base salary, (ii) increase the annual stipend to cover his personal life and disability insurance policies from $18,000 to $36,000, and (ii) provide that if he were terminated without cause that he would receive the full amount of his targeted annual cash incentive compensation rather than a pro rata amount based upon the date of his termination.

Separation Agreements with Mr. Kaysen, Mr. Jiwani and Ms. Kolb.  During fiscal 2014, we entered into separation agreements with each of Messrs. Kaysen and Jiwani and Ms. Kolb.  The terms of such agreement are based upon negotiations with each individual, and our desire to obtain mutual releases, cooperation and non-disparagement provisions that we believe are typical of such agreements.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 11 to 18 of this proxy statement. Based upon such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Thomas E. Jamison, Chair
Lee A. Jones
Sven Wehrwein

Summary Compensation

The following table contains information regarding all compensation earned during the fiscal years ended March 31, 2014, 2013, and 2012 by our current Chief Executive Officer, our current Chief Financial Officer, our two other most highly compensated executive officers serving at the end of fiscal 2014, our former Chief Executive Officer, our former Chief Financial Officer, and a former executive officer who would have been one of our top three most highly compensated executive officers (other than our principal executive and financial officers) had she been serving as an executive officer on March 31, 2014 (referred to as our “named executive officers”).

SUMMARY COMPENSATION TABLE – FISCAL 2014

Name and Principal Position	Year	Salary ($)	Bonus($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert C. Kill(6)	2014	379,153	210,000	702,000	1,094,030	--	21,536	2,406,719
President, Chief Executive Officer and Chairman of the Board

Brett Reynolds(7)	2014	147,692	65,000	148,500	198,510	--	1,293	560,995
Senior Vice President, Chief Financial Officer and Corporate Secretary

Darin Hammers(8)	2014	232,308	100,000	148,500	--	--	5,275	486,083
Senior Vice President	2013	25,385	--	--	195,840	--	--	221,225
Of Global Sales and Marketing

Susan Hartjes Holman(9)	2014	215,000	--	--	--	--	8,052	223,052
Senior Vice President of	2013	214,017	--	48,077	--	38,797	7,487	308,378
Operations and Regulatory Affairs	2012	208,050	--	25,137	25,099	37,590	5,313	301,189

David B. Kaysen(10)	2014	52,493	--	--	--	--	54,011	106,504
Former President and Chief Executive Officer	2013	339,553	--	190,014	--	90,962	21,481	642,010
	2012	329,333	--	100,149	100,091	84,869	16,391	630,833

Mahedi A. Jiwani(11)	2014	71,105	--	--	--	--	149,922	221,027
Former Vice President,	2013	216,433	--	60,005	--	46,061	7,382	329,881
Chief Financial Officer and Treasurer	2012	209,917	--	35,112	35,047	38,140	7,562	325,778

Nancy A. Kolb(12)	2014	207,308	--	--	--	--	111,552	318,860
Vice President, Marketing	2013	195,083	10,000	45,049	--	28,428	6,131	284,691
	2012	189,417	--	25,137	25,099	29,108	5,195	273,956

(1)	Represents discretionary bonuses granted with respect to fiscal 2014 performance for Mr. Kill, Mr. Reynolds and Mr. Hammers and fiscal 2013 performance for Ms. Kolb.
(2)	Represents the grant date value of restricted stock, except for the market value of the shares of common stock received by Mr. Kill upon hiring.
(3)	Represents the full grant date fair value of the options as computed by Black-Scholes in the year of grant. Details of the assumptions used in valuing these awards are set forth in Note 3, Shareholders’ Equity, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014. The amounts reflected do not necessarily represent the annual amount we recognize as compensation expense for accounting purposes because of such grants.
(4)	Represents cash bonuses earned under our management incentive plan during the fiscal year.
(5)	Represents employer discretionary 401(k) contributions, except for the following; Mr. Kill for fiscal 2014 which includes reimbursement of $18,000 for premium for personal life and disability insurance; Ms. Kolb for fiscal 2014, includes severance payments of $105,000 that were accrued in fiscal 2014; Mr. Kaysen, for each of fiscal 2012 and 2013, includes reimbursement of $11,500 for premium for personal life and disability insurance, and for fiscal 2014, severance of $19,038 and vacation payout of $32,807; Mr. Jiwani for 2014, includes severance of $126,875 and vacation payout of $20,914. All other perquisites and benefits for each named executive officer were less than $10,000 in the fiscal year reported.
(6)	Mr. Kill became interim CEO on April 5, 2013, acting Chief Financial Officer on June 14, 2013 and President and Chief Executive Officer on July 23, 2014. He has been a director since December 2010. In fiscal 2012 and 2013, Mr. Kill earned directors fees, stock awards and stock options. The amount of the directors fees for fiscal 2012 and 2013 were $29,000 and $30,000, respectively. The amount of the stock awards for 2012 and 2013 were $15,094 and $15,040, respectively. The value of the stock options for 2012 and 2013 were $20,018 for each year. Mr. Kill did not receive any compensation for services as a director in fiscal 2014.
(7)	Mr. Reynolds joined the Company in August of 2013.
(8)	Mr. Hammers joined the Company in February of 2013.
(9)	On June 21, 2014, Ms. Holman’s employment as Senior Vice President of Operations and Regulatory Affairs terminated.
(10)	On April 5, 2013, Mr. Kaysen’s employment as President and Chief Executive Officer terminated. All other compensation for fiscal 2014 represents severance payments made under the Amended and Restated Separation Agreement dated as of July 22, 2013, as discussed below.
(11)	On July 19, 2013, Mr. Jiwani’s employment as Vice President, Chief Financial Officer and Treasurer terminated. All other compensation for fiscal 2014 represents severance payments made under the Separation Agreement dated as of July 19, 2013, as discussed below.
(12)	On March 31, 2014, Ms. Kolb’s employment as Vice President of Marketing terminated. The Separation Agreement, dated April 28, 2014, with Ms. Kolb, is discussed below.

Grants of Plan-Based Awards and Non-Equity Incentive Plan Award

The following table provides detailed information regarding grants of individual incentives provided to our named executive officers during fiscal 2014. The Non-Equity Incentive Plan Awards shown in the table do not represent compensation in fiscal 2014, but instead represent our cash incentive or “bonus” plan for each of our named executive officers for 2014 performance. Further, all of our equity awards, consisting only of restricted stock and stock options, are made under the 2006 Amended Stock and Incentive Plan and vest based on continuation of employment, or upon a change in control.

Traditionally, the Compensation Committee and the Board make decisions regarding incentive compensation in connection with our budgeting approval process in the first quarter of each fiscal year.  Based upon company financial performance in fiscal 2014, no cash incentive payments were made to the named executive officers under the fiscal 2014 management incentive plan.  Further, no equity awards were made to continuing executives at the beginning of fiscal 2014. As mentioned above, the equity awards to Messrs. Kill and Reynolds were made in connection with their employment with the company, and the restricted stock award granted to Mr. Hammers recognized his contributions as an integral member of the executive management team.

GRANTS OF PLAN-BASED AWARDS – FISCAL 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Kill	N/A	20,769	207,692	415,385	--	--	--	--
	7/23/13	--	--	--	--	700,000	$2.34	1,094,030

Mr. Reynolds	N/A	6,092	60,923	121,846	--	--	--	--
	8/12/13	--	--	--	50,000	--	--	148,500
	8/12/13	--	--	--	--	100,000	$2.97	198,510

Mr. Hammers	N/A	9,267	92,667	185,333	--	--	--	--
	8/12/13	--	--	--	50,000	--	--	148,500

Ms. Holman	N/A	6,450	64,500	129,000	--	--	--	--

Ms. Kolb	N/A	6,225	62,254	124,508	--	--	--	--

(1)	Represents our management cash incentive plan for fiscal 2014, which provided for payout based upon achievement of U.S. Urgent PC revenue. The threshold represents achievement of revenue at the minimum level. The target represents achievement of revenue at the target level and the maximum represents the achievement of revenue at the maximum level.
(2)	Represents restricted stock awards granted under our 2006 Amended Stock and Incentive Plan that vest with respect to one-third of the shares on each of the three anniversaries of the grant date.
(3)	Represents stock options granted under our 2006 Amended Stock and Incentive Plan that vest with respect to one-third of the shares on each of the three anniversaries of the grant date.
(4)	Represents the full value that will be recognized as expense over the vesting periods of restricted stock and stock options granted in fiscal 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about equity-based awards outstanding to the named executive officers at March 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – FISCAL 2014

	Option Awards						Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of shares that have not vested (#)		Market value of shares that have not vested (1) ($)
Mr. Kill	4,900	(2)			5.26	12/5/2017
	5,475	(2)			4.83	9/13/2018
	7,025	(2)			3.76	9/12/2019
			700,000	(3)	2.34	7/22/2020

Mr. Reynolds			100,000	(5)	2.97	8/11/2020	50,000	(4)	181,500

Mr. Hammers	33,334		66,666	(6)	2.63	2/10/2020	50,000	(4)	181,500

Ms. Holman	100,000		--		5.19	9/19/2014(7)	1,275	(9)	4,628
	6,525		--		4.94	9/19/2014(7)	1,575	(10)	5,717
	2,734		1,366	(8)	7.98	9/19/2014(7)	9,825	(11)	35,665

Mr. Kaysen	300,000		--		2.50	5/16/2016

Mr. Jiwani	100,000		--		3.00	11/13/2015

Ms. Kolb	4,350		2,175	(12)	4.94	6/29/2014(7)
	1367		2,733	(12)	7.98	6/29/2014(7)

(1)	Represents unvested shares multiplied by closing market price of $3.63 on March 31, 2014.
(2)	Stock options received while serving as a director.
(3)	Vests with respect to 233,334 of such shares on July 23, 2014 and 233,333 of such shares on July 23, 2015 and 2016.
(4)	Vests with respect to 16,667 shares on August 12, 2014 and 2015 and 16,666 shares on August 12, 2016.
(5)	Vests with respect to 33,334 of such shares on August 12, 2014 and 33,333 of such shares on August 12, 2015 and 2016.
(6)	Vests with respect to one-half of such shares on February 11, 2015 and 2016.
(7)	Options expire 90 days after employment terminates.
(8)	Vests on June 7, 2014.
(9)	Vests on June 8, 2014.
(10)	Vests with respect to 788 of such shares on June 7, 2014. The remaining 787 will not vest due to the termination of Ms. Holman’s employment on June 21, 2014.
(11)	Vests with respect to 3,275 of such shares on June 7, 2014. The remaining 6,550 shares will not vest due to the termination of Ms. Holman’s employment on June 21, 2014.
(12)	Options will not vest due to the termination of Ms. Kolb’s employment on March 31, 2014.

Option Exercises and Stock Vested

The following table provides information regarding stock grants and restricted stock that were exercised or that vested during fiscal 2014 by the named executive officers and the value realized by the executive upon exercise or when the restricted stock vested.

OPTION EXERCISES AND STOCK VESTED – FISCAL 2014

	Option Awards(1)			Stock Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
Ms. Holman	52,500	$240,975	(3)	2,063	$7,327

Mr. Kaysen	100,000	225,000	(4)	8,213	29,176

Mr. Jiwani	47,500	153,325	(5)	2,875	10,214

(1)	The number of shares acquired upon exercise reflects the gross number of shares acquired absent netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our ordinary shares on the exercise date, as reported by NASDAQ, less the per share exercise price.
(2)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent netting of shares surrendered or sold to satisfy tax withholding requirements. The value realized on vesting of the restricted stock unit awards held by each of the named executive represents the gross number of ordinary shares acquired, multiplied by $2.43 per share, the closing sale price of our ordinary shares, as reported by NASDAQ, on June 6, 2013, the last trading day prior to the vesting date.
(3)	Based on the $4.59 market price on the January 29, 2014 exercise date.
(4)	Based on the $2.25 market price on the July 25, 2013 exercise date.
(5)	Based on 5,300 option shares exercised on October 11, 2013 at $3.24, 23,900 option shares exercised on October 14, 2013 at $3.17, and 18,300 option shares exercised on October 17, 2013 at $3.30.

Employment Agreements and Payments Upon Termination or Change in Control Provisions Employment Agreements and Other Arrangements.

Employment Agreements with Named Executive Officers.

We have or had employment agreements with each of our named executive officers. Among other things, such employment agreements require us to provide compensation to such individuals upon the officer’s termination without cause, upon a change in control of the company and upon termination without cause or for good reason following a change in control of the company.

Contemporaneously with the execution of the employment agreement, each named executive officer executed an Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement, under which the named executive officer agreed not to disclose confidential information, to assign to us without charge all intellectual property relating to our business which is created or conceived during the term of employment, to not encourage employees to leave our employment for any reason and to not compete with us during the term of employment and for a period of 18 months thereafter.

Change in Control Provisions – 2006 Amended Stock and Incentive Plan.

The equity awards granted to our named executive officers who are currently employed by the company have been made under our 2006 Amended Stock and Incentive Plan.  The 2006 Amended Stock and Incentive Plan provides that upon a change in control of the company the restricted stock and stock options that are unvested will vest.

Potential Payments to Named Executive Officers.

Rob Kill, Brett Reynolds and Darin Hammers.  The following table illustrates the potential payments payable upon termination of each of Messrs. Kill, Reynolds and Hammers, those of our named executive officers who are employed by the company on the date of this proxy statement, under various scenarios triggering benefits under the employment agreements and the 2006 Amended Stock and Incentive Plan. For calculation purposes, an effective date of April 1, 2014 is assumed.

Name	Executive Benefits and Payments	Without Cause Termination(1) ($)		Upon a Change in Control(2) ($)	Without Cause or Good Reason Termination Following a Change in Control ($)(2)
Mr. Kill	Lump Sum Payment Based on Salary	500,000		--	1,000,000
	Annual Bonus Payment	400,000	(4)	--	800,000	(4)
	Acceleration of Unvested Equity Awards(3)	--		903,000	903,000
	Health and Welfare Benefits(5)	8,703		--	8,703
	280G Tax Gross-up Payment(6)	--		--	385,108
	Total	908,703		903,000	3,096,811

Mr. Reynolds	Lump Sum Payment Based on Salary	260,000		--	260,000
	Annual Bonus Payment	--		--	140,000	(4)
	Acceleration of Unvested Equity Awards(3)	--		247,500	247,500
	Total	260,000		247,500	647,500

Mr. Hammers	Lump Sum Payment Based on Salary	260,000		--	260,000
	Acceleration of Unvested Equity Awards(3)	--		248,166	248,166
	Total	260,000		248,166	508,166

(1)	“Cause” as defined in the employment agreements and the 2006 Amended Stock and Incentive Plan.

(2)	Represents amounts that would be paid pursuant to a change in control of the company. “Change of Control” is defined in the employment agreements and the 2006 Amended Stock Incentive Plan.

(3)	Unvested equity awards accelerate upon a change of control of the company, as described above under the heading “Change of Control Provisions – 2006 Amended Stock and Incentive Plan.” For unvested stock options the value is based on number of unvested option shares multiplied by the difference between: (a) $3.63, the closing price of a share of our common stock underlying the unvested stock options as reported by NASDAQ on March 31, 2014; and (b) the exercise price of the options. For unvested restricted stock awards the value is based on the number of unvested restricted shares multiplied by $3.63, the closing price of a share of our common stock as reported by NASDAQ on March 31, 2014.

(4)	Represents annual bonus payment at 100% of the named executive officer’s target amount.

(5)	Medical and dental. If the executive elects COBRA coverage under our group health and dental plans, we will pay the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for coverage under our group health and dental plans for up to 12 months. Life insurance. Coverage for 12 months at a cost no more than the executive paid as an active employee.

(6)	Reflects that we would be obligated to make 280G gross-up payments to Mr. Kill assuming the change in control was effective April 1, 2014. Excise taxes under 280G apply only when change in control payments are in excess of the 280G safe harbor amount. The 280G safe harbor amount is generally three times the average of the executive’s taxable compensation for the five years prior to change in control. For an officer employed with the company for less than five years, the officer’s first year of compensation is annualized and the 280G safe harbor amount is three times the average of the executive’s taxable compensation for the years employed. Pursuant to the terms of Mr. Kill’s amended employment agreement, the gross-up obligation for Mr. Kill expires on December 31, 2014.

Payments Made Upon Termination Due to Death or Disability. Generally, in the event a named executive officer’s employment is terminated due to death or disability, such officer is entitled to (a) salary and any earned, but unpaid, annual cash bonus, through the date of termination, and (b) exercise all vested options as of the termination date for a period of one year after such termination.

Susan Hartjes Holman. On May 22, 2014, pursuant to the terms of the employment agreement, effective as of December 7, 1999, with Ms. Holman, we notified her that her employment would end on June 21, 2014. Ms. Holman is entitled to salary continuation of $215,000, representing twelve months of salary under the terms of her employment agreement.

David B. Kaysen. Under an amended and restated separation agreement, dated July 22, 2013, with Mr. Kaysen, in addition to $87,466 of salary and benefits (including vacation pay) through his employment termination date of May 3, 2013, we agreed to pay him severance compensation of $19,038.  The separation agreement contains mutual releases, cooperation and non-disparagement provisions that we believe are typical of such agreements.

Mahedi A. Jiwani. On July 19, 2013, we entered into a separation and release agreement with Mr. Jiwani detailing the terms of his severance. In addition to $94,152 of salary and benefits (including vacation pay) through July 19, 2013, we agreed to pay him seven months’ salary ($126,875) in connection with his separation at retirement. The separation agreement contains mutual releases, cooperation and non-disparagement provisions that we believe are typical of such agreements.

Nancy A. Kolb. On April 28, 2014 we entered into a separation agreement with Ms. Kolb that, among other things, detailed the terms of her severance. The separation agreement provides for the following: cash severance for eight months in the amount of $140,000; payment of the bonus that would accrue as March 31, 2014, but no bonus accrued under the terms of the bonus plan; additional one-time cash payment in the amount of $16,984; and payment of COBRA continuation coverage premiums for eight months in the amount of $4,250.  The separation agreement contains mutual releases, cooperation and non-disparagement provisions that we believe are typical of such agreements.

Director Compensation

The fiscal 2014 fees for each member of the Board of Directors who is not also an employee, payable quarterly, consist of:

•	an annual $24,000 retainer for each member of the Board;

•	annual fees of $4,000 for each member of the Compensation Committee, $5,000 to each member of the Audit Committee and $2,000 for each member of the Nominating and Corporate Governance Committee; and

•	annual fees (in addition to the Board retainer and committee fees) of $8,000 for the Non-Executive Chairman of the Board, $5,000 to the Audit Committee Chair, $4,000 for the Compensation Committee Chair and $2,000 for the Nominating and Corporate Governance Committee Chair.

Further, at the 2013 Annual Meeting of Shareholders, each director received (1) a non-qualified stock option to purchase, at an exercise price equal to the closing price on the NASDAQ on such date, a number of shares of the Company’s common stock, rounded up to the nearest 25 shares, such that the option has a grant date value, based upon a Black-Scholes model (or whatever model then used by the Company to compute compensation expense for such equity awards), equal to $20,000, and (2) the number of shares of restricted stock, rounded up to the nearest 25 shares, as are equal to $15,000 divided by such closing price. The options vest with respect to 100% of the shares on the first anniversary of the date of grant and expire seven years from the date of grant and the restricted stock vests six months from the date of grant.

We do not provide any form of incentive compensation or other form of stock-based or cash based compensation to our directors, and do not provide perquisites or other forms of compensation, although we do reimburse directors for out-of-town travel to and from board meetings.

For fiscal 2015, the fees for each member of the Board of Directors who is not also an employee, payable quarterly, consist of:

•	an annual $24,000 retainer for each member of the Board;

•	annual fees of $4,000 for each member of the Compensation Committee, $5,000 to each member of the Audit Committee and $2,000 for each member of the Nominating and Corporate Governance Committee; and

•	annual fees (in addition to the Board retainer and committee fees) of $12,000 for the Non-Executive Chair of the Board or Lead Independent Director of the Board, $8,000 to the Audit Committee Chair, $5,000 for the Compensation Committee Chair and $3,500 for the Nominating and Corporate Governance Committee Chair.

Further, beginning at the 2014 Annual Meeting, each director will receive a restricted stock grant with the number of shares of restricted stock determined by dividing $35,000 by the closing stock price on the day of the annual meeting, rounded up to the nearest 25 shares.  The restricted stock vests six months from the date of grant. It is not anticipated that each director will receive non-qualified stock options in fiscal 2015.

Non-Employee Director Compensation. The following table shows, for each of our non-employee directors, information concerning annual compensation earned for services in all capacities during the fiscal year ended March 31, 2014. Mr. Kill has not received compensation as a director or Chairman of the Board since April 5, 2013, when he was appointed interim Chief Executive Officer.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Option Awards(2)	Total
Thomas E. Jamison	$34,000	$15,051	$20,020	$69,071
Lee A. Jones	30,000	15,051	20,020	65,071
R. Patrick Maxwell	33,000	15,051	20,020	68,071
James P. Stauner	37,000	15,051	20,020	72,071
Sven A. Wehrwein	38,000	15,051	20,020	73,071

(1)	Represents the grant date fair value of restricted stock that generates compensation expense of $15,000 (rounded up to the nearest 25 shares).
(2)	Represents the grant date fair value of options to purchase shares of common stock, as computed using the Black-Scholes formula, that generates compensation of approximately $20,000 (rounded up to the nearest 25 shares). For a description of the assumptions in such calculation, see Note 3, Shareholders’ Equity, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

PROPOSAL 3 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As described in more detail in the “Executive Compensation” section of this proxy statement, the compensation we pay our executive officers is intended to provide a base level of compensation adequate for retention, and to encourage revenue growth. Our Board selects salary levels for executives considering the compensation of peers, annually creates an incentive program for all management employees that includes financial milestones tied to revenue, and individual management performance milestones, and provides longer-term equity-based incentives in the form of restricted stock and options designed to align executive officer compensation with long-term strategic operating and financial goals. Our Board believes these compensation policies achieve the objective of aligning compensation with performance. Pursuant to the Dodd-Frank Wall Street Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our shareholders, on an advisory basis, to approve the compensation of our named executive officers by adopting the following resolution:

RESOLVED, that our shareholders hereby approve, on an advisory basis, the compensation paid to our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the “Compensation Discussion and Analysis,” “Summary Compensation Table” and the other executive compensation tables and related discussion disclosed in this proxy statement dated July [__], 2014.

Our Board of Directors recommends a vote “FOR” this resolution. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for approval.

Your vote is advisory and will not be binding on us. The Compensation Committee and the Board will take into account the outcome of the vote when considering future compensation arrangements.

In accordance with the results of the advisory vote on the frequency of future non-binding votes on named executive compensation, which was conducted most recently at our 2013 Annual Shareholders Meeting, the Board determined that we will hold an annual advisory vote to approve the compensation of our named executive officers.  Further, at our 2013 Annual Shareholders Meeting, our shareholders approved the compensation of our named executive officers for fiscal 2013 as described in the 2013 proxy statement. The Compensation Committee believes this result affirmed our shareholders’ support of our executive compensation program.

PRINCIPAL SHAREHOLDERS

The following table presents the beneficial ownership of our common stock on June 30, 2014, by each person we know to own more than five percent of our common stock, by each director and named executive officer in the summary compensation table, and by all directors and executive officers as a group. Unless indicated by footnotes, each shareholder has sole voting and investment power over its shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock
Beneficial Owners of More Than 5%
Massachusetts Financial Services Company(2)
500 Boylston Street
Boston, MA 02116	2,580,658	11.7%
Perkins Capital Management, Inc. (3)
730 East Lake Street
Wayzata, MN 55391	1,422,325	6.5%
Cortina Asset Management LLC (4)
825 W. Jefferson St., Suite 400
Milwaukee, WI 53202	1,201,621	5.5%
Visium Asset Management, LP(5)
888 Seventh Avenue, 22nd Floor
New York, NY 10019	1,079,400	5.0%

Named Executive Officers and Directors
Thomas E. Jamison	76,875	*
Lee A. Jones	68,610	*
R. Patrick Maxwell	170,259	*
Kevin H. Roche	10,000	*
James P. Stauner	58,475	*
Sven A. Wehrwein	50,175	*
Robert C. Kill	610,734	2.8%
Brett Reynolds	58,001	*
Darin Hammers	56,801	*
Susan Hartjes Holman	385,305	1.7%
David B. Kaysen(6)	460,872	2.1%
Mahedi A. Jiwani(7)	202,542	*
Nancy A. Kolb	47,557	*

All directors and executive officers as a group (8)
(9 persons)	1,159,930	5.3%

*  Less than 1%.
(1)	Includes shares of common stock subject to stock options held by the following individuals in the following amounts that are currently exercisable or become exercisable within 60 days of June 30, 2014: Thomas Jamison – 18,675; Lee Jones – 18,675; Patrick Maxwell – 33,675; James Stauner – 18,675; Sven Wehrwein – 28,675; Robert Kill – 250,734; Brett Reynolds – 33,334; Darin Hammers – 33,334; Susan Hartjes Holman – 110,625. Also, includes restricted stock awards scheduled to vest within 60 days of June 30, 2014 as follows: Brett Reynolds – 16,667; Darin Hammers – 16,667.
(2)	Based on an amendment to Schedule 13G filed February 14, 2014. Includes 2,456,058 shares over which the shareholder has sole voting power and 2,580,658 shares over which it has sole disposition power.
(3)	Based on an amendment to Schedule 13G filed February 7, 2014. Includes 987,305 shares over which the shareholder has sole voting power and 1,422,325 shares over which it has sole disposition power.
(4)	Based on Schedule 13G filed on January 9, 2014. Includes 867,733 shares over which the shareholder has sole voting power and 1,201,621 shares over which the shareholder has sole dispositive power.

(5)	Based on an amendment to Schedule 13G filed February 14, 2014. Includes 1,079,400 over which the shareholder has shared voting and shared dispositive. Filing made on behalf of Visium Asset Management, L.P., Visium Balanced Master Fund, Ltd, JG Asset, LLC and Jacob Gottlieb.
(6)	Mr. Kaysen resigned from the company on April 5, 2013. As of that date, Mr. Kaysen beneficially owned 460,872 shares of our common stock. As of June 30, 2014, we are unaware if Mr. Kaysen continues to beneficially own our stock, and if so, in what amount.
(7)	Mr. Jiwani’s employment terminated on July 19, 2013. As of that date, Mr. Jiwani beneficially owned 202,542 shares of our common stock. As of June 30, 2014, we are unaware if Mr. Jiwani continues to beneficially own our stock, and if so, in what amount.
(8)	Includes directors serving and executive officers employed as of June 30, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, and based solely on a review of the copies of such reports furnished to us during the fiscal year ended March 31, 2014 and on written representation by each of our officers and directors, we believe all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% shareholders were complied with for such fiscal year.

AUDITING MATTERS

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, reporting practices and the quality and integrity of our financial reports and our other publicly disseminated financial information. Management is responsible for internal controls and our financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. In this context, the Audit Committee has met with management (including the Chief Executive Officer and Chief Financial Officer) and Grant Thornton LLP, our independent registered public accounting firm, both independently and in concert.

In connection with our consolidated financial statements for the fiscal year ended March 31, 2014, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, our independent registered public accounting firm;

•	Discussed with Grant Thornton LLP, our independent registered public accounting firm, the matters required to be discussed by PCAOB AU sec. 380, Communications with Audit Committees and SEC Rule 2-07, Communications with Audit Committees; and

•	Received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communication with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

Based upon the Audit Committee’s discussion with management and the independent public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Sven A. Wehrwein, Chair
R. Patrick Maxwell
Kevin Roche
James P. Stauner

Fees

The following table presents the aggregate fees we paid for professional services provided by Grant Thornton LLP in the fiscal years ended March 31, 2013 and 2014.

	Fiscal Year 2013	Fiscal Year 2014
Audit Fees (1)	$183,187	$198,900
Audit-Related Fees (2)	247,405	7,800
Tax Fees (3)	16,780	16,299
Total	$447,372	$222,999

(1)	Audit fees consist of fees for the audit of our annual consolidated financial statements, review of our interim consolidated financial statements, services rendered relative to regulatory filings and attendance at Audit Committee meetings.
(2)	Audit-related fees for fiscal 2014 relate to professional fees for filing Form S-8. Audit-related fees for fiscal 2013 pertain to an internal review conducted as a result of the material weakness as described in the annual report on Form 10-K for the year ended March 31, 2013.
(3)	Tax fees principally consist of fees for the preparation of tax returns and advice on tax audit.

There were no other services provided by Grant Thornton LLP not included in the captions above during fiscal 2013 or fiscal 2014.

Pre-Approval Process

The Audit Committee pre-approves all audit and permitted non-audit services to be performed for us by our independent registered public accounting firm.

PROPOSAL 4 — RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is asking shareholders to ratify its appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015, in order to ascertain the views of our shareholders on this appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Uroplasty and its shareholders.

Representatives of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for our fiscal year ending March 31, 2015. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

If you want to submit a proposal for our 2015 annual meeting and wish to have your proposal included in our proxy statement for the 2015 Annual Shareholders Meeting, you must submit your proposal to us before March 10, 2015. If you wish to nominate an individual for election as a director, or have any other proposal considered at the annual meeting that is not included in our proxy statement, our bylaws require that you submit your proposal to us no earlier than April 2, 2015 and no later than May 2, 2015. In either case, your proposal must be in writing, must include your name and record address and the name and record address of any other person for whom you are submitting the proposal, the number of shares you own, beneficially or of record, and the number of shares owned by any person for whom you are submitting the proposal.

If you wish to nominate an individual to serve as a director, you must also include in the written notification (i) the name, age, principal occupation and employment of the nominee, (ii) the number of shares of the company owned by the nominee, (iii) both the business and residence address of the nominee, (iv) any relationship with any person that would provide the nominee or any associate of the nominee the opportunity to profit from an increase in the value of our common stock, and (v) information regarding your relationship with the nominee. If you wish to have another proposal considered at the 2015 meeting, you must also include in your written notification (i) a complete description of the business desired to be brought before the annual meeting and the reasons you believe this business should be conducted at the annual meeting, and (ii) any material interest in that business that you have or that the person on whose behalf you are making the proposal might have.

In addition to the requirements described above, in order for your proposal, including any director nomination, to be considered at the 2015 Annual Meeting, you must be a shareholder of record of our common stock as of the date you provide us written notice of your proposal, and must remain a shareholder of record on the record date for our 2015 Annual Meeting. If you do not comply with these requirements, we may refuse to consider your proposal at the 2015 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

Robert C. Kill
President, Chief Executive Officer and Chairman of the Board of Directors

Minneapolis, Minnesota
July [__], 2014

Front of Proxy Card

ANNUAL MEETING OF SHAREHOLDERS — Tuesday, AUGUST 19, 2014, 1:30 P.M.
(CENTRAL TIME) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert C. Kill and James P. Stauner, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Uroplasty, Inc. to be held on August 19, 2014, and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

The Board of Directors Recommends:
A Vote FOR all nominees in Proposal 1, Proposal 2, Proposal 3 and Proposal 4.

(1)	Election of Directors: To elect three directors: Robert C. Kill, Kevin H. Roche and Sven A. Wehrwein

Nominees:
Robert C. Kill	☐	For	☐	Against	☐	Abstain
Kevin H. Roche	☐	For	☐	Against	☐	Abstain
Sven A. Wehrwein	☐	For	☐	Against	☐	Abstain

(2)	To establish the number of directors on the Board of Directors at six.

☐	For	☐	Against	☐	Abstain

(3)	To approve compensation to our named executive officers (nonbinding).

☐	For	☐	Against	☐	Abstain

(4)  Ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ended March 31, 2015.

☐	For	☐	Against	☐	Abstain

(5)  The undersigned authorizes the proxies in their discretion to vote upon such other business as may properly come before the meeting.

PLEASE TURN OVER TO SIGN THIS PROXY ON THE REVERSE SIDE HEREOF

Back of Proxy Card

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER.  IF PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH DIRECTOR IN PROPOSAL 1, “FOR” PROPOSAL 2, , “FOR” PROPOSAL 3, AND “FOR” PROPOSAL 4.

Please sign exactly as your name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated: ___________________________________, 2014

Signature

NOTE: The number shown to the right of your name on this label signifies how many shares you have on record according to Broadridge Corporate Issuer Service.

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

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Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M Eastern Time the day before meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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